Exhibit 99.1

1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	April 21, 2004

For additional information contact:

John W. Prosser, Jr.

Senior Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc.

Reports Record Earnings for the Second Quarter of Fiscal 2004

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE: JEC) announced record net earnings of $34.8 million, or $0.61 per diluted share, on revenues of $1.1 billion for the second quarter of fiscal 2004 ended March 31, 2004. This compares to net earnings of $31.5 million, or $0.56 per diluted share, on revenues of $1.2 billion for the second quarter of fiscal 2003.

For the six months ended March 31, 2004, Jacobs reported net earnings of $68.6 million, or $1.20 per diluted share, on revenues of $2.3 billion. This compares to net earnings of $61.6 million, or $1.10 per diluted share, on revenues of $2.4 billion for the same period in fiscal 2003.

Jacobs also announced backlog at March 31, 2004 totaling $7.2 billion, including a technical professional services component of $3.6 billion. This compares to total backlog and technical professional services backlog of $6.7 billion and $3.2 billion, respectively, at March 31, 2003.

Commenting on the results for the second quarter of fiscal 2004, Chief Executive Officer Noel G. Watson stated, “We are very pleased with our performance during the current quarter. Earnings per share are up close to nine percent from a year ago, and net earnings are up by ten percent. We had a solid sales quarter, with new bookings slightly exceeding our revenue rate. With respect to our balance sheet, we continue to improve liquidity. We finished the current quarter with net cash – which we define as cash less bank borrowings – of $152 million.”

In commenting on the earnings outlook for fiscal 2004, Chief Financial Officer John W. Prosser, Jr. stated, “The Company’s long-term, average growth rate target is 15% per year. However, our earnings guidance for fiscal 2004 is between $2.44 and $2.50 per share.”

Jacobs Engineering Group Inc.

Press Release (Continued) Page 2 of 4

Jacobs will host a conference call at 11:00 a.m. Eastern time on Thursday, April 22, 2004, which will be webcast live on the Internet on www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through April 29, 2004. The dial-in number for the audio replay is 719.457.0820, confirmation code 641242.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgement as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

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Press Release (Continued) Page 3 of 4

Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended March 31		Six Months Ended March 31
	2004	2003	2004	2003
Revenues	$1,123,884	$1,202,606	$2,259,013	$2,421,286
Costs and Expenses:
Direct costs of contracts	(955,972)	(1,043,745)	(1,928,839)	(2,111,379)
Selling, general and administrative expenses	(115,127)	(110,347)	(224,971)	(214,550)

Operating Profit	52,785	48,514	105,203	95,357

Other Income (Expense):
Interest income	584	139	1,544	390
Interest expense	(756)	(777)	(1,572)	(2,008)
Miscellaneous income, net	887	555	325	1,061

Total other income (expense)	715	(83)	297	(557)

Earnings Before Taxes	53,500	48,431	105,500	94,800
Income Tax Expense	(18,725)	(16,951)	(36,925)	(33,180)

Net Earnings	$34,775	$31,480	$68,575	$61,620

Earnings Per Share:
Basic	$0.62	$0.57	$1.23	$1.12
Diluted	0.61	0.56	1.20	1.10

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	55,995	54,940	55,932	54,868
Diluted	57,343	56,191	57,349	56,009

Press Release (Continued) Page 4 of 4

Other Operational Information (in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2004	2003	2004	2003
Revenues by Major Component:
Technical professional services	$573,551	$542,867	$1,139,513	$1,067,233
Field services	550,333	659,739	1,119,500	1,354,053

Total	$1,123,884	$1,202,606	$2,259,013	$2,421,286

Depreciation Before Taxes	$8,606	$9,045	$17,226	$17,688

Capital Expenditures	$8,016	$7,507	$15,621	$15,685

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31,
	2004	2003
Balance Sheet Information:
Cash and cash equivalents	$171,992	$76,884
Working capital	450,945	249,040
Total debt	19,912	37,685
Stockholders’ equity	925,616	770,462

Backlog Information:
Technical professional services	$3,614,000	$3,239,000
Field services	3,609,700	3,438,200

Total	$7,223,700	$6,677,200